Exhibit 6(a)

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of July 1, 2015 (the “Effective Date”), is by and between First Light Bancorp (the “Company”), and Thomas L. Austerman (“Austerman”).

RECITALS

WHEREAS, the Company desires to engage the services of Austerman and Austerman desires to be employed by the Company; and

WHEREAS, the Company desires to be assured that the unique and expert services of Austerman will be substantially available to the Company, and that Austerman is willing and able to render such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company; and

WHEREAS, the Company and Austerman further desire that after the expiration of the term of this Agreement, that the parties shall enter into an additional agreement, a copy of which is attached hereto as Exhibit A and incorporated herewith, in which Austerman shall continue to provide services to Company and to The Commerce Bank, as more particularly set forth in that agreement on a part-time basis, and is more particularly set forth in that agreement; and

WHEREAS, the parties have agreed to all of the terms and conditions set forth in that agreement and shall execute that agreement at the end of the term of this Agreement; and

WHEREAS, Austerman and Company have further discussed the terms and conditions of a deferred compensation arrangement whereby at the end of the term of the agreement, Austerman shall receive deferred compensation for an additional two (2) years, after the expiration of the term of that agreement, June 30, 2019, such terms and conditions of Austerman’s deferred compensation as are more particularly set forth in the Deferred Compensation Plan, executed simultaneously with the execution of this Agreement; and

WHEREAS, the Company and Austerman have agreed upon certain metrics that need to be achieved prior to an award of deferred compensation, all of which is set forth in the terms and conditions of the Deferred Compensation Plan.

AGREEMENT

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Austerman agree as follows:

Section 1.                                           Employment and Position. The Company hereby employs Austerman as Chief Executive Officer of the Company, and such other positions as designated by the Board of Directors of the Company, during the term of this Agreement, and Austerman hereby accepts such employment under and subject to the terms and conditions hereinafter set forth. The Company shall provide Austerman with an office at the main office of the Company, or such other offices of the Company as the Company and Austerman may mutually agree from which to perform his services for the duration of this Agreement. Austerman hereby represents and warrants that he has no agreements with, or obligations to, any party which conflict, or may conflict, with the interests of the Company or with Austerman’s duties as an employee of the Company.

Section 2.                                           Duration. This Agreement shall become effective upon the Effective Date and will expire on June 30, 2017 (the “Term”), unless earlier terminated as provided herein. In the event of termination of employment by either party, neither party shall have any further obligation to the other party, except as specifically provided in this Agreement.

Section 3.                                           Duties. Austerman shall perform services in a capacity and in a manner consistent with Austerman’s position as Chief Executive Officer of the Company, subject to the general supervision of the Board of Directors of the Company (“Board of Directors” or “Board”). Austerman hereby agrees to devote his best efforts to the promotion and forwarding of the business and affairs of the Company during his employment.

Section 4.                                           Compensation. In consideration of the services rendered by Austerman under this Agreement and in exchange for Austerman’s compliance with the restrictions set forth in this Agreement, the Company agrees to pay Austerman as follows.

Section 4.1                                    Base Salary. Austerman shall receive as compensation for services rendered an annual salary of One Hundred Sixty Thousand Six Hundred Fifty Dollars ($160,650.00) during the Term, or until this Agreement is otherwise terminated (the “Base Salary”). The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions. The Company may review the Base Salary payable to Austerman annually and may, in its sole discretion, increase Austerman’s rate of compensation based on cost of living allowances and merit. Any such increase in Base Salary shall be and become the “Base Salary” for purposes of this Agreement.

Section 4.2                                    Incentive Compensation. During the Term, Austerman shall be entitled to participate in an annual incentive bonus compensation program, the terms of which are included as Exhibit B to this Agreement. In the event of a change in control, as defined in the Change in Control Agreement, dated as of even date herewith, by and between Company and Austerman incorporated herein by this reference, the annual incentives shall be paid at the time of change as if 100% of the target is met for the year in which the change in control occurs.

Section 5.                                           Benefits and Obligations. In addition to the compensation detailed in Section 4 of this Agreement, Austerman shall be entitled to the following additional benefits:

Section 5.1                                    Paid Time Off. Austerman shall be entitled to eight (8) days paid time off from the Effective Date through December 31, 2015; shall be entitled to six (6) weeks paid time off from January 1, 2016 through December 31, 2016; and shall be entitled to three (3) weeks paid time off from January 1, 2017 through June 30, 2017, all such paid time off to extend for such periods and shall be taken at such intervals as shall be appropriate and consistent with the proper performance of Austerman’s duties hereunder. Any unused paid time off shall be treated as set forth in Company’s Employee Handbook.

Section 5.2                                    Insurance Coverage. During the Term, Austerman will be eligible to participate in all medical, dental, and vision plans at the Company’s expense, and shall be eligible to participate in any accidental death and dismemberment, long term disability and life insurance benefits under welfare benefit plans, practices, policies and programs, provided by the Company to similarly-situated executives of the Company. The participation in such plans, policies and programs shall begin in accordance with the terms of such plans, as they may be amended from time to time.

Section 5.3                                    Reimbursement of Expenses. The Company will reimburse Austerman for documented business expenses, including cell phone service, Kennel Club membership dues, and civic organization dues, subject to such reasonable guidelines or limitations provided by the Company from time to time. Austerman shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Company may establish from time to time.

Section 5.4                                    Automobile Allowance. The Company agrees that during the Term, Austerman will have the use of the Company’s automobile (at the Effective Date a 2014 Buick LaCrosse) with all gas, maintenance, insurance, and other reasonable automobile expenses as determined by the Company’s Board of Directors from time to time.

Section 5.5                                    Other Benefit Plans. During Austerman’s employment with the Company, Austerman shall be entitled to participate in all incentive, savings, retirement and pension plans, practices, policies and programs applicable generally to other Executives of the Company as such plans, policies and programs are determined by the Board from time to time. Austerman shall receive credit for prior service with the Company for eligibility and vesting purposes and for qualifying for any additional benefits under such plan.

Section 6.                                           Termination.

Section 6.1                                    Upon Death. This Agreement and Austerman’s employment shall automatically terminate upon the death of Austerman and all rights of Austerman and his heirs, executors and administrators to compensation and other benefits shall cease.

Section 6.2                                    Without Cause. The Company may terminate Austerman’s employment at any time without Cause effective upon at least thirty (30) days prior written notice to Austerman. Termination without cause shall be defined as a termination for any reason other than “with cause” as it is defined in Section 7.2.

Section 6.3                                    With Cause. The Company may terminate Austerman’s employment at any time for Cause (as defined in Section 7.2).

Section 6.4                                    With Good Reason. Austerman may terminate this Agreement at any time for Good Reason (as defined in Section 7.2).

Section 6.5                                    Without Good Reason. Austerman may terminate this Agreement at any time without Good Reason (as defined in Section 7.2) effective upon at least thirty (30) days prior written notice to the Company.

Section 7.                                           Termination Payments and Benefits.

Section 7.1                                    Upon Death, By the Company with Cause, or By Austerman Without Good Reason. Upon any termination of this Agreement either (i) by Austerman without Good Reason (as defined in Section 7.2), or (ii) by the Company with Cause (as defined in Section 7.2), or (iii) as a result of Austerman’s death, all payments, salary and other benefits hereunder shall cease at the effective date of termination. Notwithstanding the foregoing, Austerman shall be entitled to receive from the Company (a) all salary earned or accrued through the date Austerman’s employment is terminated, (b) reimbursement for any and all monies advanced in connection with Austerman’s employment for reasonable and necessary expenses incurred by Austerman through the date Austerman’s employment is terminated, and (c) all other payments and benefits to which Austerman may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, including any earned and accrued, but unused paid time off pursuant to Company policies (collectively, “Accrued Benefits”).

Section 7.2                                    By the Company Without Cause or By Austerman with Good Reason.

(a)                                 Termination for “Cause” shall mean Austerman’s termination of employment due to or as a result of the following:

(i)                                     Austerman has willfully violated any banking law, rule or regulation, or Austerman has been convicted of any felony or a misdemeanor involving moral turpitude, or Austerman is prohibited from engaging in the business of banking by a governmental regulatory agency having jurisdiction over the Company. For the purposes of this Agreement and as it may apply to the Change in Control Agreement, moral turpitude shall be defined as any misdemeanor that would negatively affect the reputation of the Executive or the Company.

(ii)                                  Austerman has willfully failed or refused to carry out the reasonable and lawful instructions of the Company concerning material job duties or actions consistent with Austerman’s position and such failure or refusal has continued for a period of ten (10) business days following written notice from the Company;

(iii)                               Austerman has committed any fraud, embezzlement, misappropriation of funds, misrepresentation, breach of fiduciary duty or other act of dishonesty against the Company or any of its affiliates; or

(iv)                              Austerman has engaged in gross or willful misconduct resulting in a substantial loss to the Company or substantial damage to its reputation; provided that in no event will any act or omission by Austerman be considered “willful” for this purpose if taken by Austerman in the reasonable and good faith belief that such act or omission was in the best interest of the Company.

(b)                                 “Good Reason” shall mean Austerman’s voluntary termination of employment for the reasons stated below. To voluntarily terminate employment for “Good Reason,” Austerman must provide the Company with written notice of resignation stating with specificity the factors that make such resignation for “Good Reason” not more than ninety (90) days following the condition giving rise to such “Good Reason,” and must provide that the Company shall have at least thirty (30) days in which to cure such “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean any of the following events:

(i)                                     the Company effects a material diminution in Austerman’s base compensation and benefits, duties, responsibilities and/or authority, without Austerman’s consent;

(ii)                                  the Company’s transfer of Austerman’s place of employment to a location more than 25 miles from Austerman’s current place of employment, without Austerman’s consent; or

(iii)                               any action or inaction by the Company which constitutes a material breach of this Agreement.

If Austerman’s employment is terminated by the Company without Cause prior to the expiration of the Term, or if Austerman terminates his employment for Good Reason, as long as Austerman does not violate the provisions of Section 8 hereof, in addition to the Accrued Benefits, the Company will pay to Austerman (1)(A) a payment equal to the remaining Base Salary payable under this Agreement had Austerman remained employed with the Company through the then remaining Term; provided, however, that if Austerman’s employment terminates pursuant to this Section less than 180 days prior to the expiration of the then-remaining Term, as long as Austerman does not violate the provisions of Section 8 hereof, the Company will pay to Austerman (B) a payment equal to six months of the Base Salary payable under this Agreement; and (2) a payment equal to a full year’s calculation of the Incentive Compensation accrued pursuant to the terms of this Agreement. Such payment pursuant to Subsection 1(A) or (B) hereof shall begin, and shall be paid in accordance with the normal payroll practices of the Company, beginning on the next regularly scheduled payroll date following termination.

Section 7.3                                    Accrued Benefits. Notwithstanding anything else herein to the contrary, all Accrued Benefits to which Austerman (or his estate or beneficiary) is entitled shall be payable in cash promptly upon termination of employment, except as otherwise specifically provided herein, or under the terms of any applicable policy, plan or program. For purposes of this Agreement, upon termination of employment, other than for cause, Austerman shall be entitled to receive the equivalent of twelve (12) months of his health insurance premiums.

Section 7.4                                    No Other Benefits. Except as specifically provided in this Section 7, Austerman shall not be entitled to any other compensation, severance or other benefits from the Company or any of its subsidiaries or affiliates upon the termination of this Agreement for any reason whatsoever, except as provided under the Change in Control Agreement. Acceptance by Austerman of performance by the Company shall constitute full settlement of any claims that Austerman might otherwise assert against the Company, its affiliates or any of their respective shareholders, partners, directors, officers, executives or agents relating to such termination.

Section 7.5                                    Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment and the Agreement if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of Austerman under Section 8 hereof. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, Austerman hereby acknowledges and agrees that the obligations of Section 8 shall survive termination of Austerman’s employment irrespective of the reason. Austerman recognizes that, except as expressly provided in this Agreement, or in the agreement attached hereto as Exhibit A, and the Deferred Compensation Agreement, no other compensation is earned after termination of employment.

Section 8.                                           Proprietary Information; Post-Termination Covenants.

Section 8.1                                    Proprietary Information. In the course of service to the Company, Austerman will have access to (i) the identities of the Company’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Company’s existing and prospective customers or clients; (iii) non-public financial information about the Company and its affiliates; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Company’s and/or its affiliates’ executives; (vi) the identities of and pricing information about the Company’s and/or its affiliates’ vendors; (vii) training programs developed by the Company and/or its affiliates; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Company’s and its affiliates’ financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Company and its affiliates and their vendors; and (xiv) computer programs and software developed by the Company and/or its affiliates or their consultants, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or affiliates. Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or affiliates as to which Austerman may have access, whether conceived or developed by others or by Austerman alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are in the public domain during or after the period of service by Austerman provided the same are not in the public domain as a consequence of disclosure directly or indirectly by Austerman in violation of this Agreement.

Section 8.2                                    Fiduciary Obligations. Austerman agrees that Proprietary Information is of critical importance to the Company and a violation of this Section would seriously and irreparably impair and damage the Company’s business. Austerman agrees that he shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.

Section 8.3                                    Non-Use and Non-Disclosure. Austerman shall not during his employment or at any time thereafter (a) disclose, directly or indirectly, any Proprietary Information to any person other than the Company or executives thereof at the time of such disclosure who, in the reasonable judgment of Austerman, need to know such Proprietary Information or such other persons to whom Austerman has been specifically instructed to make disclosure by the Board of Directors and in all such cases only to the extent required in the course of Austerman’s service to the Company, or (b) use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity, other than the Company and its affiliates. At the termination of his employment, Austerman shall deliver to the Company all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and shall destroy any and all copies and summaries thereof.

Section 8.4                                    Return of Documents. All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its affiliates and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by Austerman, shall be the sole and exclusive property of the Company. Austerman shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Austerman’s possession or control.

Section 8.5                                    Non-Competition and Non-Solicitation.

(a)                                 Austerman acknowledges that, as a result of Austerman’s service with the Company, a special relationship of trust and confidence will develop between Austerman, the Company and its clients and customers, and that this relationship will generate a substantial amount of goodwill between the Company and its clients and customers. Austerman further acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect it from the loss of customer goodwill. Austerman further acknowledges that throughout his service with the Company, Austerman will be provided with access to and informed of confidential, proprietary and highly sensitive information relating to the Company’s clients and customers, which is a competitive asset of the Company, and which enables Austerman to benefit from the goodwill and knowledge of the Company.

(b)                                 As a condition for Austerman’s access to the Proprietary Information, and the use of the Company’s goodwill, Austerman promises and agrees that, for a period of twelve (12) months following the date of the termination of employment by the Company for any reason, Austerman will not, either for himself or in conjunction with others:

(i)                             call upon those employees, customers, or other persons having business relationships with the Company as of the date of termination of Austerman’s employment with the Company for the purpose of soliciting or inducing any of such persons to discontinue their relationship with the Company’s business or of establishing a similar business based relationship with any other person; or

(ii)                          solicit, divert, service, take away or do banking business with, or attempt to solicit, divert, take away or do banking business with in any fashion any of the customers, clients, or patrons of the Company existing as of the date of termination of Austerman’s employment with Company.

The restrictions contained in Subsection (ii) hereof are limited to customers, clients, or patrons of the Company with whom Austerman has done business, performed services for or on behalf of within the twelve (12) month period preceding Austerman’s termination of employment with the Company, or about whom Austerman has Proprietary Information, including information about which Austerman is aware because of service on the Company’s Loan Committee. Nothing in this Subsection shall prevent Austerman from calling upon or soliciting those executives, customers or other persons having business relationships with the Company to do business with Austerman in any business of Austerman not related to banking, investment, or financial services offered by Company during the term of this Agreement. This restriction shall be limited to the places and counties where Austerman has performed services on behalf of the Company, whether such services have been in person in such counties, or telephonically or electronically from outside or within such counties.

(iii)                       acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location within a fifty (50) mile radius of the Company’s main office location in Evansville, Indiana (the “Noncompete Area”) (but Austerman may acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed 3% of the total number of shares outstanding of that depository institution, and/or invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions.

(iv)                      serve as an employee, officer, director, executive, agent or consultant to any insured depository institution for a location within the Noncompete Area; or

(v)                         establish or operate a branch or other office of an insured depository institution within the Noncompete Area.

(c)                                  Each of the covenants on the part of Austerman contained in this Section shall be construed as an agreement independent of any other covenant set forth herein and independent of any other provision in this Agreement and the existence of any claim or cause of action of Austerman and Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this covenant.

(d)                                 Nothing in this Agreement shall preclude Austerman from working in a location outside the Noncompete Area even if the new employer has a banking location within the Noncompete Area so long as Austerman is not providing any services for the banking location within the restricted area.

Section 8.6                                    Austerman Acknowledgement of Consideration. Austerman acknowledges that (i) Austerman is receiving valuable consideration under this Agreement in exchange for the restrictions set forth in this Agreement; and (ii) the limitations as to time and scope of activity to be restrained by this Agreement are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests, and, on an ongoing basis, the Proprietary Information of the Company.

Section 9.                                           Remedies of Company on Breach of Covenants. Austerman acknowledges that the harm and injury to Company which would be occasioned by Austerman’s failure to abide by the terms of this Agreement shall not be adequately compensated by monetary damages. Austerman agrees that as Company’s remedy at law would be inadequate, Company shall be entitled to seek and obtain immediate and permanent injunctive and other equitable relief including but not limited to temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any such violation. These remedies of Company are in addition to all other relief set forth in this Agreement, available at law, or available in equity. The prevailing party in any legal proceeding seeking to enforce this Agreement shall be entitled to recover reasonable attorneys’ fees and expenses.

Section 10.                                    Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 11.                                    Notices. All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:

If to the Company:	First Light Bancorp
Attn: Lucas J. Yaeger, Vice President
20 N.W. Fourth Street
Evansville, IN 47708

With a copy to:	Reed S. Schmitt
Bingham Greenebaum Doll LLP
25 NW Riverside Drive, Suite 100
Evansville, IN 47708

If to Austerman:	Thomas L. Austerman
5271 Old Plank Road North
New Harmony, IN 476310

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

Section 12.                                    Miscellaneous.

Section 12.1                             Governing Law; Venue. This Agreement shall be governed and construed under the laws of the State of Indiana, not including the choice of law rules thereof. Any litigation brought whether sounding in contract, tort or otherwise, pursuant to, arising out of, in connection with, related to, or incidental to this Agreement or the rights or obligations evidenced hereby, or otherwise between the parties hereto, shall be brought and maintained exclusively in a federal court or state court of general jurisdiction in Evansville, Vanderburgh County, Indiana, and Austerman does hereby waive all issues of personal jurisdiction or venue for the purposes of carrying out this provision.

Section 12.2                             Amendment. This Agreement may not be amended or revised except by a writing signed by the parties.

Section 12.3                             Assignment and Transfer. The obligations of Austerman may not be delegated and Austerman may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and Austerman agree that this Agreement and all of the Company’s respective rights and obligations hereunder shall be assigned or transferred by the Company to and shall be assumed by and become binding upon and may inure to the benefit of any successor to the Company. The term “successor” shall mean (with respect to either the Company) any other corporation or other business entity which, by merger, consolidation, stock purchase, purchase of the assets, or otherwise, acquires all or a material part of its assets. Any assignment by the Company of its respective rights or obligations hereunder to any successor to the Company shall not be a termination of employment for purposes of this Agreement.

Section 12.4                             Waiver of Breach. A waiver by the Company or Austerman of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party. Under no circumstances shall Austerman be deemed to have waived any rights that are non-waivable under applicable law.

Section 12.5                             Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements among the parties, whether written or oral.

Section 12.6                             Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Austerman hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

Section 12.7                             Assistance in Litigation. Austerman shall make himself available, upon the request of the Company, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Company, or any of the directors, officers, executives, subsidiaries, or parent corporations of either, at no additional cost during the term of this Agreement and for the reimbursement of reasonable expenses and compensation for time at any time following the termination of this Agreement.

Section 12.8                             Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

Section 12.9                             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

Section 12.10                      Review and Consultation. Austerman hereby acknowledges and agrees: (i) has read this Agreement in its entirety prior to executing it; (ii) understands the provisions and effects of this Agreement; (iii) has consulted with such attorneys and advisors and he has deemed appropriate in connection with his execution of this Agreement; and (iv) is executing and entering into this Agreement knowingly and voluntarily.

Section 12.11                      JURY TRIAL WAIVER: THE PARTIES HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THIS AGREEMENT OR THE OBLIGATIONS EVIDENCED HEREBY, OR OTHERWISE ARISING BETWEEN THE PARTIES HERETO; PROVIDED, HOWEVER, NOTHING CONTAINED HEREIN SHALL BE CONSTRUED AS WAIVING THE RIGHT TO A TRIAL OR HEARING BEFORE A JUDGE.

Section 12.12                      Interpretation. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against either the Company or Austerman, and without implying a presumption that the terms hereof shall be more strictly construed against one (1) party by reason of any rule of construction to the effect that a document is to be construed more strictly against the party who personally or through such party’s agent prepared the same.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument on the 10th day of September, 2015, but effective as hereinbefore set forth.

First Light Bancorp

By:	/s/ Lucas J. Yaeger
Lucas J. Yaeger, Vice President

The “Company”

/s/ Thomas L. Austerman
Thomas L. Austerman

“Austerman”

EXHIBIT A

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this               day of              ,              , by and between The Commerce Bank (“Bank”), an Indiana-chartered banking corporation, First Light Bancorp (“Holding Company”), and Thomas L. Austerman (“Austerman”), residing in New Harmony, Indiana. Holding Company and the Bank are referred to herein as the “Bank” unless otherwise noted.

WITNESSETH:

WHEREAS, as the retired President and Chief Executive Officer of First Light Bancorp and the retired Executive Chairman of the Board of The Commerce Bank, Austerman is familiar with the business plan, shareholders of Holding Company, customers, and employees of Bank; and

WHEREAS, Austerman possesses experience and expertise in the banking industry in general and knowledge of the communities in which Bank operates which Bank wishes to utilize in its business, and

WHEREAS, Austerman wishes to provide such experience, expertise and knowledge to Bank upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt, legal adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.          Consulting Services.

(a)                                 Bank engages Austerman to serve Bank, and Austerman agrees to serve Bank, and to provide banking consulting services as agreed between the parties. Austerman will be rendering those services at the request of Bank. Such services shall ordinarily be only on weekdays (excluding national holidays), between the hours of 8:00 a.m. and 5:00 p.m. Austerman shall be required to devote Seven Hundred Fifty (750) hours per year during the Term to the provision of services to the Bank pursuant to this Agreement.

(b)                                 At all times Austerman will be an employee of the Holding Company and will have complete control over how, where, and when the work is to be performed to provide the services needed. Austerman will also have total responsibility for the manner and means under which the consulting services are performed.

(c)                                  Bank shall provide Austerman with office space, personnel, other types of office support to assist Austerman in performing his services, in such capacity in order for Austerman to carry on his services.

Section 2.          Consulting Term.

(a)                                 The term of Austerman’s services as a consultant shall commence effective as of July 1, 2017 and shall end on June 30, 2019 (the “Term”), unless otherwise provided in the Employment Agreement between the parties, dated        (the “Employment Agreement”).

(b)                                 Bank may terminate this Agreement if Austerman violates Section 8 (the “Restrictive Covenants”) of the Employment Agreement, as determined in accordance with Section 9 of the Employment Agreement.

(c)                                  This Agreement shall terminate upon the Death or Disability (as defined below) of Austerman.

Section 3.          Relationship of the Parties.

(a)                                 The parties acknowledge and agree that Austerman shall be a part-time employee of Bank and shall be treated as such part-time employee for all purposes.

(b)                                 Austerman shall be entitled to such benefits, privileges or amenities of employment by Bank, as all such employees employed by Bank on a part-time basis.

Section 4.          Compensation. In consideration of the services rendered by Austerman under this Agreement and in exchange for Austerman’s compliance with the restrictions set forth in the Employment Agreement, the Holding Company agrees to pay Austerman as follows:

(a)                                 Salary. Austerman shall receive as compensation for services rendered an annual salary of Seventy-five Thousand Dollars ($75,000.00) during the Term, or until this Agreement is otherwise terminated (the “Salary”). The Salary shall be paid in such installments and at such times as the Holding Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions. The Holding Company may review the Salary payable to Austerman annually and may, in its sole discretion, increase Austerman’s rate of compensation.

(b)                                 Incentive Compensation. During the Term, Austerman may be entitled to incentive bonus compensation. Such incentive compensation shall be in the sole and absolute discretion of the Holding Company or its Board of Directors.

(c)                                  Reimbursement of Expenses. The Holding Company will reimburse Austerman for documented business expenses, including cell phone service, Kennel Club membership dues, and civic organization dues, subject to such reasonable guidelines or limitations provided by the Holding Company from time to time. Austerman shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Holding Company may establish from time to time.

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(d)                                 Automobile Allowance. The Holding Company agrees that during the Term, Austerman will have the use of the Holding Company’s automobile (at the Effective Date a 2014 Buick LaCrosse) with all gas, maintenance, insurance, and other reasonable automobile expenses as determined by the Holding Company or its Board of Directors, from time to time.

Section 5.          Payments upon Death, Disability or Termination of the Consulting Agreement.

(a)                                 In the event of termination of this Agreement pursuant to Section 2(b), compensation provided for herein shall continue through the date of termination specified in the notice of termination, but shall end as of such date. The date of termination specified in any notice of termination pursuant to Section 2(b) shall be no earlier than the date of delivery of such notice.

(b)                                 In the event of Austerman’s death or disability during the Term, compensation provided for herein shall continue through the date of termination for Disability or the Employee’s death but shall end as of such date. The date of termination pursuant to Section 2(c) for Disability shall be the date on which the determination of Disability is made as set forth below. Pursuant to the authority of and to the extent permitted by applicable law, Austerman shall be deemed to be “disabled” for purposes of this Agreement if the Board of Directors of Bank determines in good faith that Austerman is physically or mentally unable to perform substantially the consulting services when reasonably requested by Bank. The determination of Disability shall be made by a physician mutually agreed upon by both the Employee and the Bank.

Section 6.          Restrictive Covenants. Austerman acknowledges that he is bound by the Restrictive Covenants, as more particularly set forth in Section 8 of the Employment Agreement.

Section 7.          General Terms and Conditions.

(a)                                 Complete Agreement. This Agreement constitutes the entire agreement between Bank and Austerman concerning the subject matter hereof.

(b)                                 Limitation of Liability. Circumstances may arise where, because of a default on Austerman’s part or Bank’s part or other liability, one of the parties is entitled to recover damages from the other. In each such instance, regardless of the basis on which one of the parties is entitled to claim damages from the other, the parties are liable only for the other’s actual damages.

(c)                                  Governing Law. This Agreement shall be governed by the laws of the State of Indiana, without reference to the choice of law principles thereof.

(d)                                 Notices. All notices and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been given if mailed by registered or certified mail, all charges prepaid, return receipt requested, to the appropriate party at the address set forth below or such other address as may be designated by a party in writing. Austerman agrees to advise Bank of any change of residence address during the term of this Agreement.

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Bank:                                                               The Commerce Bank

c/o Lucas J. Yaeger, CEO

20 N.W. Fourth Street

Evansville, IN 47708

Copy to:                                                 Reed S. Schmitt

Bingham Greenebaum Doll LLP

25 NW Riverside Drive, Suite 100

Evansville, IN 47708

Holding Company:                                       First Light Bancorp

c/o Lucas J. Yaeger, Vice President

20 N.W. Fourth Street

Evansville, IN 47708

Austerman:                                Thomas L. Austerman

5271 Old Plank Road North

New Harmony, IN 47631

(e)                                  Assignment. Austerman may not assign his rights and obligations under this Agreement to any other person, entity or successor in interest, whether by merger, acquisition, reorganization, or otherwise. Bank may assign its rights and obligations under this Agreement to any of its subsidiaries, affiliated companies, acquirers, or successors without the prior consent of Austerman.

(f)                                   Waiver and Amendment. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. This Agreement may be modified only by a writing executed by the parties with the same formality with which this Agreement has been executed.

(g)                                  Attorneys’ Fees. The party prevailing in the enforcement of the provisions of this Agreement, including the collection of any amounts due hereunder, shall be entitled to recover from the other party, in addition to all sums to which it is entitled or any other relief at law or in equity, reasonable and necessary attorneys’ fees and any court costs.

(h)                                 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(i)                                     Severability. In the event that any clause or provision of this Agreement is held to be invalid by any court of competent jurisdiction, the invalidity of such clause or provision shall not affect the validity of any other provision of this Agreement.

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(j)                                    Construction. The rule of construction to the effect that a writing be construed against its drafter shall not apply to this Agreement.

(k)                                 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the day and year first above written.

THOMAS L. AUSTERMAN (“AUSTERMAN”)

Thomas L. Austerman

THE COMMERCE BANK (“BANK”)

By:
Lucas J. Yaeger, CEO

FIRST LIGHT BANCORP (“HOLDING COMPANY”)

By:
Lucas J. Yaeger, Vice President

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EXHIBIT B

INCENTIVE COMPENSATION PLAN

ANNUAL ACHIEVEMENT INCENTIVE:                                            CEO First Light Bancorp

Incentive Base:	160,650
Max Pool:	35%
Max Pool $:	56,227.50

	% of Total Pool	0.00%	0%-17.5%	17.5%-35%
Net Income	25%	<90% of Budget	90%-100% of Budget	100%-125% of Budget
Capital Growth	50%	<90% of Target	90%-100% of Target	100%-125% of Target
Discretionary	25%	BOD Determines	BOD Determines	BOD Determines